Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS THIRD QUARTER 2007 EARNINGS;
UPDATES FULL YEAR EARNINGS OUTLOOK
Highlights:

•
Third quarter earnings from continuing operations were $0.09 per share. Results included a charge of $0.16 per share from an income tax rate change and for restructuring costs. Excluding these special items, earnings were $0.25 per share.

•	The thirty-three percent increase in the Company’s stock price during the quarter increased compensation expense by $8.3 million, or $0.20 per share.

•	Treatment operating income increased $8.5 million, or approximately 48 percent, over the prior year quarter.

•
The Company’s business portfolio was optimized with the purchase of the remaining 51 percent of its Austral-Asia wood protection joint venture and the divestiture of the non-core performance urethanes business in Venezuela.

•	Full-year 2007 earnings per share revised due to the higher compensation expense resulting from the significant increase in the stock price.

NORWALK, Conn., November 2, 2007 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced sales for the third quarter of 2007 of $376.5 million compared to $348.5 million in 2006. Earnings per share from continuing operations for the third quarter were $0.09 for 2007 on $2.3 million of income. Third quarter 2007 operating results include a tax charge of $3.0 million due to an income tax rate change in the United Kingdom (“U.K.”) and $0.8 million, net of tax, for restructuring. Additionally, results were adversely impacted by $8.3 million, or $0.20 per share, due to higher compensation related expense as a result of the mark-to-market impact of the increased stock price during the quarter associated with the Company’s performance-based stock awards and deferred compensation plans. Excluding these items, earnings per share from continuing operations were $0.45 on $11.2 million of income.

Segment operating income for the third quarter was $13.7 million in 2007 compared to $15.2 million in 2006.

“I’m pleased with the underlying performance of Arch’s businesses in the third quarter, which is a tribute to our leading positions in fast-growing global biocides markets,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell.  “We benefited from record demand for our biocides used in personal care products, along with strong results from our wood protection and industrial biocides businesses.  The fundamental strengths of our core businesses, combined with the benefits of our geographic diversity, position us to continue to grow the Company’s earnings this year and in the years ahead.”

The following compares segment sales and operating income for the third quarters of 2007 and 2006 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted its prior year financial statements to include the results of operations for this business and the loss on the disposition as a component of discontinued operations in accordance with the Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

Treatment Products

Treatment Products reported sales of $317.3 million and operating income of $26.1 million compared with sales of $287.7 million and operating income of $17.6 million in 2006.

HTH Water Products

HTH water products reported sales of $108.6 million and operating income of $6.4 million for 2007 compared to sales of $118.5 million and operating income of $5.9 million for 2006.

Sales decreased $9.9 million, or approximately eight percent, due to lower volumes, partially offset by favorable pricing and favorable foreign exchange. The lower volumes were principally due to the shedding of unprofitable business in Europe and lower demand for non-branded and, to a lesser extent, branded products in North America due principally to unfavorable weather patterns. The increased pricing was primarily in North America and Europe.

Operating income increased $0.5 million over the prior period as higher pricing more than offset the impact of the lower volumes.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $84.2 million and operating income of $15.1 million compared to sales and operating income of $71.8 million and $10.5 million, respectively, in 2006.

Sales increased $12.4 million, or approximately 17 percent, due to higher volumes driven by increased demand for biocides used in personal care applications and biocides used in industrial applications, including building products and marine antifouling paints. Lower pricing was partially offset by favorable foreign exchange. The pricing impact was principally related to the industrial biocides business due to competitive pressures.

Operating income increased $4.6 million as the higher sales volumes were partially offset by lower pricing and higher manufacturing costs.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $124.5 million and operating income of $4.6 million compared to sales and operating income of $97.4 million and $1.2 million, respectively, in 2006.

Sales increased $27.1 million, or approximately 28 percent, primarily due to the acquisition of the remaining 51 percent share of the Company’s Australian joint venture ($16.5 million or 17 percent). Excluding the acquisition, sales increased by $10.6 million or approximately 11 percent. The increase is due to favorable foreign exchange, pricing, and volumes. The improved pricing was principally in the wood protection business to offset the higher raw material costs experienced over the last several years for products used in residential and industrial applications. The higher volumes were a result of increased demand for industrial coatings, principally in the Eastern European market, partially offset by lower demand for wood protection products as a result of weakness in the U.S. construction market.

Operating income increased by $3.4 million as improved pricing for the wood protection business and increased volumes in the industrial coatings business more than offset continued increases in raw material costs. In addition, operating income benefited from the positive contribution of the acquisition.

Performance Products

Performance Products reported sales of $59.2 million and operating income of $3.3 million compared with sales and operating income of $60.8 million and $4.9 million, respectively, in 2006.

Performance urethanes sales decreased $0.7 million, or approximately one percent, due to lower pricing, partially offset by higher specialty polyols volumes. The lower pricing was principally due to competitive pressures in the propylene glycol and polyol markets. Operating income decreased $2.1 million as a result of the decrease in pricing.

Hydrazine sales decreased by $0.9 million and operating results were slightly higher than the prior year. The lower sales, which were a result of decreased hydrazine hydrates volumes, were offset by lower manufacturing costs.

General Corporate Expenses

General corporate expenses increased principally due to higher compensation related expense as a result of the mark-to-market impact of the increased stock price in the quarter associated with the Company’s performance-based stock awards and deferred compensation plans.

Change in Tax Rate in the United Kingdom

In the third quarter, legislation was finalized in the U.K. which reduced the corporate tax rate from 30 percent to 28 percent. The Company has significant U.K. deferred tax assets principally related to the Company’s U.K. pension plans. As a result of the tax rate change, the Company’s deferred tax assets were reduced, with a corresponding increase in tax expense. Included in the third quarter results is $3.0 million of non-cash tax expense that represents the reduction of a tax benefit, related to the U.K. pension liabilities, previously recorded directly through equity. The original tax benefit was not recorded in the income statement.

Sale of Performance Urethanes Business in Venezuela

On August 31, 2007, the Company completed the sale of the performance urethanes business in Venezuela. Total proceeds, net of expenses, from the sale are expected to be $16.7 million, which includes an estimated post-closing working capital adjustment. As a result of the sale, the Company recorded a non-cash, after-tax loss of $14.9 million, principally from the recognition of historical foreign currency translation losses of $15.1 million. The loss is reflected in Loss on Sale of Discontinued Operations.

Purchase of Remaining Share of Koppers-Arch Wood Protection (“KAWP”)

On July 5, 2007, the Company purchased the remaining 51 percent share of its Australian joint venture, KAWP, from its joint venture partner. The purchase price was $19.0 million, consisting of a cash payment of $15.5 million and the assumption of 51 percent of the joint venture net debt of $6.8 million. Additionally, the purchase price is subject to a working capital adjustment.

Voluntary Pension Funding

In conjunction with the strategic review of the Company’s U.S. benefit plans and a final assessment of its funding options under the new U.S. pension legislation, the Company concluded that it would accelerate the funding of its U.S. pension plan. During the third quarter, the Company made pension contributions of $43.5 million, which included a voluntary contribution of $36.4 million. The Company’s U.S. plan is expected to meet the full funding phase-in threshold for 2008 under the new legislation. It is the Company’s current intention to make contributions in the future in order to continue to meet the full funding phase-in thresholds. Expected contributions for the U.S. plans through 2010 are expected to be in the annual range of $5 million to $10 million. This voluntary contribution is expected to benefit the Company’s 2008 pre-tax income by approximately $1 million, as the assumed returns on the higher pension assets exceed the Company’s borrowing cost.

2007 Outlook

The Company anticipates earnings from continuing operations before special items in the fourth quarter 2007 to be in the $0.17 to $0.27 per share range, which includes the impact of the lower antidumping duty rate (preliminarily determined to be 6.75 percent). The improvement is expected from the Company’s HTH water products business, principally related to the estimated benefit from the duty reduction and to a lesser extent the benefit from the European margin improvement plan, offset by lower results in the personal care, industrial biocides and performance products businesses.

For full year 2007, sales are expected to increase approximately four to six percent. Earnings per share from continuing operations before special items are forecast to be in the $2.07 to $2.17 range, which includes the impact of the lower antidumping duty rate (preliminarily determined to be 6.75 percent). The revision to the Company’s previous guidance is due to the $0.20 per share impact of higher compensation expense as a result of the increase in the Company’s stock price and to reflect the reclassification of $0.03 of income from the performance urethanes business in Venezuela in discontinued operations. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $40 to $45 million range. Upon recognition of the antidumping benefit, the Company expects the full year effective tax rate to increase from 34 percent to 35 percent.

Guidance for the full year 2007 excludes the contract termination gain in the hydrazine business, restructuring and impairment charges in the industrial biocides business and the impact of the income tax rate change in the United Kingdom.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.4 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ third quarter 2007 earnings conference call on Friday, November 2, 2007 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 264-8893, passcode 4141121, in the United States, or (913) 312-1428, passcode 4141121, outside the United States.

•
A telephone replay will be available from 1:00 p.m. on Friday, November 2, 2007 until 6:00 p.m. (ET) on Friday, November 9, 2007. The replay number is (888) 203-1112, passcode 4141121; from outside the United States, please call (719) 457-0820, passcode 4141121.

###

Except for historical information contained herein, the information set forth contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," “intends,” "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in the anti-dumping duties on certain products; a change in the anti-dumping duties ruling on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; changes in the Company’s stock price; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Sales	$376.5	$348.5	$1,143.4	$1,095.6
Cost of Goods Sold (b)	273.3	262.2	813.2	796.0
Selling and Administration	84.5	66.7	232.6	208.4
Research and Development	5.1	4.5	14.8	14.4
Other (Gains) and Losses (c)	-	-	(12.8)	-
Restructuring Expense (d)	0.9	-	7.5	-
Impairment Charge (d)	-	-	8.6	-
Interest Expense, Net	3.1	4.9	11.4	15.6
Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	9.6	10.2	68.1	61.2
Equity in Earnings of Affiliated Companies	0.1	0.1	0.3	0.6
Income Tax Provision (g)	7.4	2.7	29.6	19.9
Income from Continuing Operations	2.3	7.6	38.8	41.9
Income (Loss) from Discontinued Operations, Net of Tax (e)	-	(0.3)	0.9	0.6
Loss on Sale of Discontinued Operations, Net of Tax (f)	(14.9)	-	(14.9)	-
Net Income (Loss)	$(12.6)	$7.3	$24.8	$42.5

Basic Income (Loss) Per Share:
Continuing Operations	$0.09	$0.31	$1.59	$1.75
Income (Loss) from Discontinued Operations, Net of Tax (e)	-	(0.01)	0.03	0.02
Loss on Sale of Discontinued Operations, Net of Tax (f)	(0.61)	-	(0.61)	-
Basic Income (Loss) Per Share	$(0.52)	$0.30	$1.01	$1.77

Diluted Income (Loss) Per Share:
Continuing Operations	$0.09	$0.31	$1.58	$1.73
Income (Loss) from Discontinued Operations, Net of Tax (e)	-	(0.01)	0.03	0.02
Loss on Sale of Discontinued Operations, Net of Tax (f)	(0.60)	-	(0.60)	-
Diluted Income (Loss) Per Share	$(0.51)	$0.30	$1.01	$1.75

Weighted Average Common Stock Outstanding - Basic	24.6	24.1	24.4	24.0
Weighted Average Common Stock Outstanding - Diluted	24.8	24.3	24.6	24.2

(a)
Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted prior period results to include the results of operations as discontinued operations in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(b)	The nine months ended September 30, 2007 includes $0.4 million of inventory disposal costs associated with the Company's decision to discontinue manufacturing its BIT molecule ("BIT restructuring").

(c)	Represents a gain for the completion of a contract with the U.S. Government.

(d)	Includes severance, the write-down of manufacturing assets and other related costs principally associated with the BIT restructuring.

(e)	Represents the results of operations, net of tax, for the performance urethanes business in Venezuela, through the date of sale, August 31, 2007, and the CMS business through December 31, 2006.

(f)	Represents the loss on sale of the performance urethanes business in Venezuela.

(g)	The three and nine months ended September 30, 2007, includes a $3.0 million charge for change in U.K. tax rate related to pension adjustment previously recorded in equity.

The following table reconciles income and diluted income per share from continuing operations to income and diluted income per share from continuing operations before the restructuring, the impact of the change in the U.K. tax rate related to the Company's pension plans in the U.K., and the impact of the increase in the Company's stock price on compensation expense related to the Company's share-based compensation programs. The table is being provided in order to provide comparability to the Company's earnings guidance for the three months ended September 30, 2007.

	Three Months Ended September 30, 2007
	Income	EPS
Income from Continuing Operations	$2.3	$0.09
Add: Restructuring related to industrial biocides business, net of tax	0.8	0.04
Add: Impact of U.K tax rate change on U.K. pension plans	3.0	0.12
Add:Mark-to-market impact on compensation expense, net of tax	5.1	0.20
Income from Continuing Operations before restructuring, the impact of the U.K. tax rate change on U.K. pension plans, and mark-to-market impact on compensation expense	$11.2	$0.45

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)

	September 30, 2007 (a)	December 31, 2006
Assets:
Cash & Cash Equivalents	$63.3	$82.4
Accounts Receivable, Net (b)	171.6	139.8
Short-Term Investment (b)	70.8	72.5
Inventories, Net	211.8	174.6
Other Current Assets	32.6	27.8
Assets Held For Sale	-	13.9
Total Current Assets	550.1	511.0
Investments and Advances - Affiliated Companies at Equity	1.7	6.8
Property, Plant and Equipment, Net	192.0	193.3
Goodwill	206.3	202.9
Other Intangibles	152.4	153.6
Other Assets	90.2	82.0
Total Assets	$1,192.7	$1,149.6

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$19.2	$5.6
Current Portion of Long-Term Debt	0.5	149.0
Accounts Payable	206.1	182.1
Accrued Liabilities	94.7	89.4
Liabilities Associated with Assets Held For Sale	-	4.5
Total Current Liabilities	320.5	430.6
Long-Term Debt	173.8	62.4
Other Liabilities	269.3	290.4
Total Liabilities	763.6	783.4
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.7 Shares Issued and Outstanding (24.1 in 2006)	24.7	24.1
Additional Paid-in Capital	449.2	434.8
Retained Earnings	41.4	31.3
Accumulated Other Comprehensive Loss	(86.2)	(124.0)
Total Shareholders' Equity	429.1	366.2
Total Liabilities and Shareholders' Equity	$1,192.7	$1,149.6

(a)
Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted its financial statements to reflect the Venezuelan business as an asset held for sale in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(b)
The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables have been reflected as a short-term investment. As of September 30, 2007, and December 31, 2006, the Company had not sold any participation interests in such accounts receivable.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

Nine Months Ended September 30,	2007	2006
Operating Activities:
Net Income	$24.8	$42.5
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents Provided by Operating Activities:
Income from Discontinued Operations	(0.9)	(0.6)
Loss on Sale of Discontinued Operations	14.9	-
Equity in Earnings of Affiliates	(0.3)	(0.6)
Depreciation and Amortization	33.7	33.6
Deferred Taxes	10.2	14.7
Impairment	8.6	-
Restructuring Expense (Payments), Net	2.6	(0.3)
Other (Gains) And Losses	(12.8)	-
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	-	-
Receivables	(1.3)	(6.6)
Inventories	(22.2)	(15.0)
Other Current Assets	(1.5)	1.6
Accounts Payable and Accrued Liabilities	7.4	(28.6)
Noncurrent Liabilities (b)	(27.0)	7.8
Other Operating Activities	10.5	0.4
Net Operating Activities from Continuing Operations	46.7	48.9
Cash Flows of Discontinued Operations	(1.2)	4.3
Net Operating Activities	45.5	53.2
Investing Activities:
Capital Expenditures	(27.9)	(16.2)
Businesses Acquired in Purchase Transactions, Net of Cash Acquired and Debt Assumed	(14.3)	(2.9)
Cash Proceeds (Payments) from the Sale of Businesses	9.6	(0.5)
Cash Proceeds from Sale of Land	2.8	1.2
Cash Flows of Discontinued Operations	-	-
Other Investing Activities	(1.9)	(3.3)
Net Investing Activities	(31.7)	(21.7)
Financing Activities:
Long-Term Debt Borrowings	150.0	40.0
Long-Term Debt Repayments	(190.1)	(47.7)
Short-Term Borrowings (Repayments), Net	6.1	1.7
Dividends Paid	(14.7)	(14.4)
Cash Flows of Discontinued Operations	(0.8)	(1.5)
Proceeds from Stock Options Exercised and Other Financing Activities	15.0	10.9
Net Financing Activities	(34.5)	(11.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.6	2.4
Net (Decrease) Increase in Cash and Cash Equivalents	(19.1)	22.9
Cash and Cash Equivalents, Beginning of Year	82.4	43.1
Cash and Cash Equivalents, End of Period	$63.3	$66.0

(a)
Unaudited. As a result of the sale of the performance urethanes business in Venezuela, the Company has adjusted its financial statements to reflect the Venezuelan business as an asset held for sale in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

(b)	The cash used by Noncurrent Liabilities includes a $36.4 million voluntary contribution for the Company's U.S. pension plans.

Arch Chemicals, Inc.
Segment Information (a)
(In millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Sales:
Treatment Products:
- HTH Water Products	$108.6	$118.5	$395.1	$415.7
- Personal Care and Industrial Biocides	84.2	71.8	243.8	213.7
- Wood Protection and Industrial Coatings	124.5	97.4	331.5	287.2
Total Treatment Products	317.3	287.7	970.4	916.6
Performance Products:
- Performance Urethanes	55.2	55.9	159.5	164.4
- Hydrazine	4.0	4.9	13.5	14.6
Total Performance Products	59.2	60.8	173.0	179.0
Total Sales	$376.5	$348.5	$1,143.4	$1,095.6
Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$6.4	$5.9	$52.9	$52.1
- Personal Care and Industrial Biocides	15.1	10.5	41.8	33.4
- Wood Protection and Industrial Coatings	4.6	1.2	12.9	3.6
Total Treatment Products	26.1	17.6	107.6	89.1
Performance Products:
- Performance Urethanes	3.3	5.4	10.0	12.9
- Hydrazine (c)	-	(0.5)	13.2	(0.6)
Total Performance Products	3.3	4.9	23.2	12.3
	29.4	22.5	130.8	101.4
General Corporate Expenses (d)	(15.7)	(7.3)	(34.5)	(24.0)
Total Segment Operating Income Including Equity in Earnings of Affiliated Companies	13.7	15.2	96.3	77.4
Equity in Earnings of Affiliated Companies	(0.1)	(0.1)	(0.3)	(0.6)
Restructuring and Impairment	(0.9)	-	(16.5)	-
Total Operating Income	12.7	15.1	79.5	76.8
Interest Expense, Net	(3.1)	(4.9)	(11.4)	(15.6)
Income from Continuing Operations Before Taxes and
Equity in Earnings of Affiliated Companies	$9.6	$10.2	$68.1	$61.2

(a)	Unaudited. Prior period results have been adjusted as a result of the sale of the performance urethanes business in Venezuela.

(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.

(c)	Year-to-date 2007 includes a $12.8 million gain for the completion of a contract with the U.S Government.

(d)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program and certain pension expenses.

Arch Chemicals, Inc.
Reconciliation of GAAP to Non-GAAP Information
(In millions, except per share amounts)
The following table reconciles the full year estimate of diluted income per share from continuing operations to the full year estimate of diluted income per share from continuing operations before special items. Special items include the restructuring and impairment charges, the impact of the change in the U.K. tax rate on the Company's pension plans in the U.K. and the gain on the completion of a contract with the U.S. Government.

Year Ended December 31, 2007
Diluted Income (Loss) Per Share:
Continuing Operations	$1.75 - $1.85
Add: Restructuring and impairment charges, net of tax	0.52
Add: Impact of U.K. tax rate change on U.K. pension plans	0.12
Less: Gain on completion of contract with the U.S. Government, net of tax	(0.32)
Revised Guidance - Income from Continuing Operations before special items	$2.07 - $2.17

The following table provides details on the Company's update to its full year estimate of earnings from continuing operations before special items:

Year Ended December 31, 2007
Diluted Income (Loss) Per Share:
July 31, 2007 Guidance	$2.30 - $2.40
Less: Estimated mark-to-market impact on compensation expense of share-based compensation programs (a)	(0.20)
Less: Net income of performance urethanes business in Venezuela now reported in discontinued operations	(0.03)
Revised Guidance - Income from Continuing Operations before special items	$2.07 - $2.17

(a)	For the year ended December 31, 2007, the Company has assumed a stock price of $45.00.